Exhibit  11
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


                                  RALSTON PURINA COMPANY
                            COMPUTATION OF EARNINGS PER SHARE
                           (IN MILLIONS EXCEPT PER SHARE DATA)


                                                               NINE MONTHS ENDED
                                                                  JUNE 30,
                                                                  --------

                                                                1997     1996
                                                               -------  -------
EARNINGS PER COMMON SHARE OUTSTANDING

Earnings before extraordinary item                             $314.8   $271.9
Dividend on Series A ESOP convertible
  preferred stock, net of taxes                                  (9.9)   (10.7)
                                                               -------  -------
                                                                304.9    261.2
Extraordinary item                                                  -     (2.1)
                                                               -------  -------
Earnings available to common shareholders                      $304.9   $259.1
                                                               =======  =======

Weighted average shares - primary
  earnings per share calculation                                102.0*   101.8  *
                                                               =======   =====

Earnings per common share outstanding
  Earnings before extraordinary item                           $ 2.99   $ 2.57
  Extraordinary item                                                -    (0.02)
                                                               ------   -------
  Net earnings                                                 $ 2.99   $ 2.55
                                                               =======  =======


EARNINGS PER SHARE ASSUMING FULL DILUTION

Earnings before extraordinary item                             $314.8   $271.9
Adjustments to net earnings to reflect assumed
  ESOP preferred stock conversion                                (2.2)    (3.3)
                                                               -------  -------
                                                                312.6    268.6
Extraordinary item                                                  -     (2.1)
                                                               -------  -------

Net earnings for fully diluted earnings per share calculation  $312.6   $266.5
                                                               =======  =======

Weighted average number of common shares outstanding            102.0*  101.8  *
Convertible preferred stock                                       6.5     6.8
Dilutive effect of stock options                                  1.8     1.6
Dilutive effect of deferred compensation awards                   0.3     0.3
                                                               -------  -------

Weighted average shares - fully diluted earnings
  per share calculation                                         110.6    110.5
                                                               =======  =======

Earnings per share assuming full dilution
  Earnings before extraordinary item                           $ 2.83   $ 2.43
  Extraordinary item                                                -    (0.02)
                                                               ------   -------
  Net earnings                                                 $ 2.83   $ 2.41
                                                               =======  =======

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*    Excludes 4,290,000 and 4,201,000 shares held in Grantor Trust at June 30,
1997  and  1996, respectively.